CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2009, relating to the financial statements and financial highlights of the SunAmerica International Equity Fund, the SunAmerica International Small-Cap Fund, and the SunAmerica Value Fund, three of the funds of SunAmerica Equity Funds, which appear in the September 30, 2009 Annual Report to Shareholders of SunAmerica Equity Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
January 26, 2010